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                                                                      Exhibit 10

                       [NORTHGATE EXPLORATION LIMITED LOGO]
                          NORTHGATE EXPLORATION LIMITED

                             -----------------------
                             ANNUAL INFORMATION FORM

                                 APRIL 30, 2002
                             -----------------------

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[NORTHGATE EXPLORATION LIMITED LOGO]
 NORTHGATE EXPLORATION LIMITED

                                TABLE OF CONTENTS

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                                                                             PAGE
1.0   The Corporation                                                          1

2.0   Recent Developments                                                      2

3.0   Business of the Corporation                                              4
      3.1   Kemess South and Associated Mineral Claims and Deposits
      3.2   Trends, Risks and Uncertainties

4.0   Legal Proceedings                                                       16

5.0   Nature of Trading Market                                                16

6.0   Selected Consolidated Financial Information                             17

7.0   Dividends                                                               17

8.0   Management Discussion and Analysis of Financial Condition               18
      and Results of Operations

9.0   Quantitative and Qualitative Disclosure About Market Risk               18

10.0  Directors and Officers                                                  18

11.0  Additional Information                                                  19

Note: All dollar figures in this Annual Information Form are shown in United States dollars unless otherwise stated.

                                                         ANNUAL INFORMATION FORM

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1.0      THE CORPORATION

INCORPORATION

Northgate Exploration Limited ("Northgate" or the "Corporation") was incorporated under the Ontario Companies Act by letters patent dated January 7, 1919 under the name Kirkland-Hudson Bay Gold Mines Limited. In 1958, the Corporation was reorganized and its name changed to its present form. A Restated Certificate and Articles of Incorporation were issued to Northgate on August 3, 1984 pursuant to the Business Corporations Act (Ontario), which superseded the Letters Patent and all amendments thereto. In June 2001, the Corporation obtained shareholder approval to continue the Corporation into the Province of British Columbia pursuant to the provisions of the Company Act (British Columbia). This continuation has not yet been made effective.

The Corporation's head office is located at 2050 - 1055 West Georgia Street, Vancouver British Columbia V6E 3R5.

OVERVIEW

Northgate is in the business of mining and exploring for gold and copper, with a focus on opportunities in North and South America. The Corporation's principal assets are its 95% interest in the Kemess South open pit mine and its associated infrastructure ("Kemess South") located in north-central British Columbia and its 95% interest in approximately 65,000 acres of mineral claims surrounding Kemess South including the Kemess North deposit ("Kemess North") where the Corporation made a significant exploration discovery in 2001.

The Corporation is currently focusing its exploration activities within its land position surrounding the Kemess South mine, with a specific focus on the Kemess North porphyry gold-copper deposit located 5.5 kilometres north of the Kemess South open pit. The Corporation also has a number of other exploration targets within its large land holding, several of which will be explored starting in 2002.

CORPORATE STRUCTURE

The following table shows the subsidiaries through which Northgate holds its interests in certain mining or exploration properties, the jurisdictions of incorporation of the companies, and the percentage of voting and equity shares owned by Northgate or its subsidiaries.

[FLOW CHART]

(1) In June 2001, the Corporation obtained shareholder approval to continue the Corporation into the Province of British Columbia pursuant to the provisions of the Company Act (British Columbia) but this continuation has not yet been made effective.

(2) 32.85% of the common shares of the Corporation are owned by B.C. Pacific Capital Corporation ("BC Pacific") an affiliate of Trilon Financial Corporation (Trilon). Trilon controls 36% of the common shares of BC Pacific.

NORTHGATE EXPLORATION LIMITED

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2.0      RECENT DEVELOPMENTS

ACQUISITION OF THE KEMESS SOUTH MINE

In November 1999, an agreement was signed with the Interim Receiver for the purchase of a 95% economic interest in the Kemess South mine by way of a convertible royalty interest (the "Royalty Interest"). This agreement was incorporated into a comprehensive restructuring proposal (the "Proposal"), which was presented by Royal Oak's interim Receiver to Royal Oak's creditors on December 3, 1999 and approved by the creditors on December 14, 1999 under the Bankruptcy and Insolvency Act (Canada). The Ontario Superior Court of Justice approved the Proposal on January 4, 2000, with an effective date of February 14, 2000.

In order to finance the acquisition of the Royalty Interest in the Kemess South, Northgate arranged a bridge loan in the amount of $145 million from Trilon. The total debt at December 31, 2000 of Northgate was US$166 million or Cdn$268 million and was divided into a senior tranche of Cdn$156 million and Cdn$112 million of capital securities which, at the option of Northgate, was repayable in common shares.

On December 31, 2000, Northgate converted its Royalty Interest into a direct 95% equity interest in Kemess Mines Ltd., a company that owns the Kemess South mine and 65,000 acres of mineral claims surrounding the mine including Kemess North.

KEMESS MINES LTD

On September 13, 2001, Kemess Mines Ltd. closed a $100 million syndicated credit facility, the proceeds of which were used to repay the principal on the senior debt facility owing to Trilon. The interest rate on the six-year facility is currently Libor + 1% and the entire amount of the loan is guaranteed by Trilon until the Kemess South mine passes a completion test. Trilon charges Kemess Mines Ltd a 1% guarantee fee.

$140 MILLION EQUITY FINANCING PLAN

On December 19, 2001, the board of directors of the Corporation approved a Financing Plan consisting of: (i) a Unit Offering, (ii) a Flow-Through common share offering, (iii) a Cdn$25 million Rights Offering to existing shareholders, and (iv) a Cdn$90 million private placement of Class A Preference Shares to Trilon Financial Corporation and/or its affiliates. Two prospectus' were filed with Canadian Securities Administrators on SEDAR in connection with the Financing Plan on February 18, 2002 and none of the securities issued under the plan were registered under the United States Securities Act of 1933, as amended, and therefore were not offered or sold in the United States. The Unit Offering and the Rights Offering allowed the purchase of units of the Corporation at a price of Cdn$1.26 per unit, each unit consisting of one common share of the Corporation and one-half of one Common Share purchase warrant, The Financing Plan was structured to refinance the capital securities owing to Trilon and to establish a long-term capital structure for the Corporation. On December 28, 2001, the Corporation entered into an agreement with BC Pacific and Trilon relating to their respective obligations under the Financing Plan. The Corporation and Trilon Bancorp Inc. extended the maturity date of the capital securities from December 31, 2001 to June 30, 2002 in order to facilitate the transaction.

The Rights Offering was made to all eligible holders of Common Shares as of March 1, 2002. BC Pacific agreed to exercise its rights under the Rights Offering to the extent of its proportionate interest in the Corporation. BC Pacific also agreed to directly or indirectly subscribe for additional units in order that the Corporation would realize the maximum gross proceeds of Cdn$25 million from the Rights Offering. It was not necessary for the Corporation to enforce this agreement as the Rights Offering was fully subscribed.

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Since Trilon is a related party to the Corporation, pursuant to Rule 61-501 of the Securities Act (Ontario), Policy Q-27 of the Commission des valeurs mobilieres du Quebec (together, the "Policies") and the rules of the Toronto Stock Exchange, at a meeting of its shareholders held on February 15, 2002, the Corporation obtained approval of the Financing Plan from its minority shareholders (excluding Trilon and others). The Corporation was granted relief from the Ontario Securities Commission and the Commission des valeurs mobilieres du Quebec in respect of the requirements under the Policies to obtain a formal valuation of the subject matter of the Financing Plan.

Proceeds of the Unit Offering, the Rights Offering and the issuance of the Preferred Shares were used to repay the Corporation's capital securities on March 28, 2002. The gross proceeds of the Flow-Through offering of approximately Cdn$5.4 million will be used by the Corporation to incur Canadian exploration expense, which the Corporation renounced to subscribers effective on December 31, 2001.

BRETZIN MINES LIMITED

In December 1998, Bretzin Mines Limited ("Bretzin"), a wholly-owned subsidiary of Northgate, acquired a portfolio of mineral and exploration properties principally in South America. The purchase price for these properties was allocated to cash and notes receivable. The principal consideration given was a US$5.5 million promissory note, which bore interest at 5% per annum. In June 2001, Northgate sold all of its interest in Bretzin for consideration of $250,000 plus the assumption of a Cdn$7.6 million promissory note.

NORTHGATE RESOURCES LIMITED (FORMERLY NEPTUNE RESOURCES CORP.)

In December 1999, the name of the Corporation's wholly owned subsidiary was changed from Neptune Resources Corp. to Northgate Resources Limited ("Northgate Resources"). Northgate Resources is the entity though which Northgate holds its 95% equity interest in Kemess Mines Ltd.

YAMANA RESOURCES INC.

In November 1999, Northgate agreed to provide Yamana Resources Inc. ("Yamana") with a $4 million project finance facility for the first phase of development of the Martha high-grade silver deposit in Santa Cruz Province, Argentina. In April 2001, Northgate agreed to extend Yamana a further $500,000 to complete the development of the mine. Shipments of direct shipping ore began in February 2001. In December 2001, Northgate agreed to extend the term of the loan facility and in April 2002 the loan was repaid in full when Yamana sold the Martha mine to Coeur d'Alene Mines.

QUINSAM COAL CORPORATION

In 1999, Northgate provided a Cdn$3 million loan facility to Quinsam Coal Corporation, secured by a first charge on Quinsam's coal mine located near Campbell River, B.C. The principal outstanding, including accrued interest and costs, was repaid in August 2000.

GENERAL

Except as otherwise noted herein, there have been no recent changes with respect to properties which the Corporation owns, or in which it has directly or indirectly significant interests, which have materially affected operating profits and no such changes are expected. To the knowledge of the Corporation, it and its subsidiaries are in compliance with all environmental laws and regulations in effect in all jurisdictions in which operations are being conducted except as otherwise disclosed herein.

NORTHGATE EXPLORATION LIMITED

                                                                               3

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3.0      BUSINESS OF THE CORPORATION

3.1      KEMESS SOUTH AND ASSOCIATED MINERAL CLAIMS AND DEPOSITS

PROPERTY DESCRIPTION AND LOCATION

The Kemess property is 430 kilometres northwest of Prince George, British Columbia approximately 57(degree)02' north longitude, 126(degree)47' west latitude (Figure 1). It comprises two deposits, Kemess South and Kemess North, which are 5.5 kilometres apart.

The elevation at the Kemess South mine generally varies from 1,300 metres to 1,800 metres above sea level. The highest point in the region is a westerly trending glacial cirque at 2,000 metres elevation. The Kemess South deposit is below the local tree line. The Kemess North deposit is in an alpine environment approximately 100 metres to 150 metres above the tree line.

The Kemess property can be separated into three property groups, namely the Kemess South mine, the Kemess North deposit and other Kemess mineral claims. The three property groups encompass a total of 184 mineral claims and one mining lease, encompassing an area of almost 65,000 acres (26,300 hectares). The area of the Kemess South mine is covered under Mining Lease 354991 that is active until September 2015 and the Kemess North deposit is situated on three mineral claims that expire on December 15, 2010. The Kemess property group boundary is shown in Figure 2.

Infrastructure at the Kemess South mine consists of an office and maintenance building, a mill building, access and service roads and an airstrip. These are shown in Figure 3 along with the locations of the open pit, waste rock dumps and tailings impoundment area.

The permits necessary for the continued operation of the Kemess South are all in good standing.

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

The Kemess South open-pit mine is located in the mountains of north-central British Columbia at an elevation of 1,350 metres. Personnel access to the mine is by plane via Prince George and Smithers, with flight service available from Monday through Thursday. Road access to the mine is from Mackenzie, B.C., and is the means by which supplies and concentrates are hauled to and from the Kemess South mine. Kemess North is accessed by helicopter from the mining and milling complex to the south. Power at the site is available directly from the grid of BC Hydro, the British Columbia power authority, via a Company-owned 380 kilometre power line.

The predominate vegetation surrounding Kemess South is spruce-willow-birch forest which occupy the lower elevations between 1,200 metres and 1,500 metres. Most of the mine is within this zone. An alpine tundra parkland vegetation sub zone occupies the higher elevations in the mine area.

GEOLOGICAL SETTING

The Kemess South mine is located in a northwest-trending geological belt, known as the Quesnel Trough, which extends over a distance of approximately 1,200 kilometres in British Columbia. This feature contains several gold-copper and copper-molybdenum deposits, including the Similco and Brenda mines in the south and Mt. Polley and Mt. Milligan in the north.

                                                         ANNUAL INFORMATION FORM

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FIGURE 1:  KEMESS DISTRICT LOCATION MAP

[KEMESS DISTRICT LOCATION MAP]

NORTHGATE EXPLORATION LIMITED

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FIGURE 2: CLAIM MAP

[CLAIM MAP]

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FIGURE 3: AIR PHOTO INFRASTRUCTURE MAP

[AIR PHOTO INFRASTRUCTURE MAP]

NORTHGATE EXPLORATION LIMITED

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The main rock units in the Kemess district are the upper Triassic to Lower
Jurassic Takla Group. These rocks are predominantly subaqueous volcanic strata consisting of lava flows with subordinate interbeds of tuff and volcanic breccia. Overlying the Takla Group are Lower Jurassic-Hazelton Group-Toodoggone Formation volcanic rocks dominated by flows and tuffs. Numerous stocks and dykes of Lower to Mid-Jurassic age intrude the Toodoggone and Takla strata.

On the Kemess properties, the overlying Toodoggone volcanic rocks have been removed by erosion, exposing several large monzonite intrusions with disseminated sulphide mineralization and associated hydrothermal alteration. The resulting disseminated sulphide system measures at least 9 kilometres north-south and 5 kilometres east-west. It contains both the Kemess South and Kemess North deposits.

Kemess South

Kemess South and Kemess North are typical porphyry gold-copper deposits. These deposits are generally hosted in or near intrusive rocks, usually of tonalitic or quartz monzonitic composition with associated volcanic clastics and flows, and are often large, oval and inverse shaped. Typical dimensions are in the order of 1,000 metres x 1,000 metres x 100 metres.

Two ore types, a supergene zone and a hypogene zone characterize the Kemess South deposit. The supergene makes up approximately 20% of the ore body and formed during a period of extensive weathering of the underlying hypogene, which represents the 80% balance of the deposit. Overlying both zones is a highly leached cap.

Disseminated grains of chalcopyrite, bornite and chalcocite characterize the hypogene ore. Gold is intimately associated with the copper-bearing sulphides as free, fine grains of electrum (gold/silver) and native gold. Characteristically, the gold is very fine grained, 5 microns to 50 microns, and is readily recoverable by standard copper flotation processes.

The supergene ore is characterized by strong hematite alteration from the oxidation of the sulphide mineralogy (chalcopyrite, bornite and pyrite). The supergene ore is composed of a typical suite of supergene minerals -- native copper, chalcocite, bornite, and minor accessory malachite, cuprite and azurite. Gold is found as fine native grains of gold and electrum and as copper/gold alloys (auricuprides).

A cross-sectional diagram of the geology of the Kemess South mine is shown in Figure 4.

Kemess North Project

A large porphyry system also exists at Kemess North. The geology is similar to that of the Kemess South deposit but most probably lies 200 metres to 300 metres lower in the regional stratigraphy. The mineralization outlined to date is hypogene in nature and surrounded by a large-scale pyritic halo. The porphyry material is monzonitic/monzodioritic in composition. A higher-grade core has been identified and is associated with the presence of siliceous sulphide breccia. The different alteration phases present consist of silicification with local silica flooding, clay, magnetite and sericite alteration. In some cases, the silica obliterates the siliceous sulphide breccia, and no original texture remains. Mineralization includes pyrite, chalcopyrite, magnetite, and trace bornite and native copper.

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FIGURE 4: PIT LONGITUDINAL SECTION AT 9900N

[PIT LONGITUDINAL SECTION AT 9900N MAP]

MINERALIZATION

The Kemess South mine mineralization is well understood, and mining has provided some valuable information on the ore characteristics. A supergene/leach cap zone overlying the hypogene material was identified during early exploration drilling.

Only hypogene mineralization has been discovered to date at Kemess North. More work will be necessary to fully characterize it.

Supergene/Leach Cap Ore

The supergene and leach cap ores are reported as being mineralogically similar. These materials make up only 10% to 15% of the remaining material to be mined, tend to be mined together and campaigned as combined feed to the mill. Native copper and copper-gold alloys (auricuprides) are the main copper mineral species, with minor chalcocite and trace chalcopyrite. Gold is mainly present as copper-gold alloys and free gold or electrum.

Hypogene Ore

Representing 80% to 90% of the remaining material to be mined at Kemess South mine, the hypogene zones can be spatially characterized by their relative sulphur/sulphide (mainly pyrite) content. When sulphur/sulphide contents are lower, metallurgical control techniques for pyrite can have a negative influence on recovery, as well as wasting lime (overusing lime and depressing copper and gold values that would ordinarily be recoverable).

NORTHGATE EXPLORATION LIMITED

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MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

The mineral resource and reserve estimates for the Kemess South mine and Kemess North deposit were calculated by technical staff at the Kemess South mine and were reviewed and found accurate by Maryse Belanger, BSc (Geology) of MRDI Canada. The estimates were made from 3-dimensional block models utilizing commercial mine planning software (MineSight(R)).

Resource Classification and Summaries

The mineralization at the Kemess South mine as of December 31, 2001 is classified into Mineral Reserves and Resources and the mineralization at Kemess North as of December 31, 2001 is classified as an Inferred Mineral Resource (see Table 1).

TABLE 1: 2001 KEMESS MINERAL RESERVES AND RESOURCES

                                                                                 GRADES            CONTAINED METALS
                                              CUTOFF GRADE                   ---------------    ----------------------
                                                  GOLD                        GOLD                           COPPER
                                               EQUIVALENT                    (GRAMS/  COPPER      GOLD      (MILLIONS
                                              (GRAMS/TONNE)      TONNES      TONNE)    (%)      (OUNCES)    OF POUNDS)
----------------------------------------------------------------------------------------------------------------------
Kemess South Proven Mineral Reserve(3,4)
(as at December 31, 2001)                                     132,587,789     0.704    0.233    3,001,000       681

Kemess South Indicated Mineral Resource(4)
(as at December 31, 2001)                                      56,000,000      0.39     0.16      703,000       200
----------------------------------------------------------------------------------------------------------------------
Kemess North
Inferred Mineral Resource (4)
(as at December 31, 2001)                          0.6        442,000,000      0.40     0.23    5,700,000     2,200
----------------------------------------------------------------------------------------------------------------------

Notes:

(1) The preceding mineral reserve and resource estimates are prepared in accordance the "CIM Standards On Mineral Resources and Mineral Reserves, Definitions and Guidelines" adopted by the CIM Council on August 20, 2000, using classical and/or geostatistical methods, plus appropriate mining parameters and the following economic parameters:
         Exchange rate Cdn$/US$1.50; Gold price US#325 per ounce; Copper price US$0.95 per pound; silver price US$5 per ounce.

(2) There are no known environmental, permitting, legal, taxation, political, or other relevant issues that would affect the estimates of the mineral reserves.

(3) The mineral reserve estimate for Kemess South were prepared by Greg Tucker, Chief Miner Engineer, Kemess Mines Ltd. Mr. Tucker is a member of the Professional Engineers of Ontario and has 16 years of experience in mine planning and reserve estimation.

(4) The mineral resource estimates for Kemess South and Kemess North were prepared by Mike Hibbitts, Chief Geologist, Kemess Mines Ltd. and verified by Maryse Belanger (BSc Geology), Chief Geologist for MRDI Canada, a division of AMEC E&C Services. Ms. Belanger is a member of the Association of Geoscientists of Ontario and is a qualified person as defined in NI 43-101.

(5) The gold equivalent calculations use metal prices of US$325 per ounce gold and US$0.90 per pound copper.

The entire Kemess South reserve is within the ultimate pit outline and is classified as a Proven Mineral Reserve. This level of reserve category is supported by good mill-blast hole-model reconciliation and an adequate drill pattern (100 metres x 100 metres). Economic parameters are also well established and supported by current production.

All of the Kemess North resources are classified as an Inferred Resource to reflect the lower drill hole density and resultant higher uncertainty in grade and geologic continuity. Limited metallurgical testwork has been undertaken for Kemess North and no economic evaluation has been completed as yet.

MINING AND MILLING OPERATIONS

Mining Operations

The Kemess South mine currently operates from one open pit. The pit is mined on 15 metre benches and is split into three phases. The final wall is designed with a combined single- and double-bench configuration. The wall angles range from 35(degree) to 47(degree). The pit ramp widths are 35 metres and exceed the design width as defined by the Health, Safety and Reclamation Code for Mines in British Columbia for the equipment utilized at the operation. All roads have been designed for a maximum grade of 10%.

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Major mining equipment includes the following: eleven Euclid R260 haulage trucks; one P&H 2800XPB rope shovel; one Hitachi EX3500 hydraulic front shovel; one LeTourneau-L-1400 front-end loader; one Gardner Denver GDCM blasthole drill; and one P&H XP 100 blasthole drill.

Milling Operations

Hypogene, supergene and leach cap ores are processed in separate campaigns by conventional crushing, grinding and flotation techniques to produce gold-copper concentrates with a minor byproduct silver value. Based on a nominal production rate of 48,000 tonnes of ore per day or 17.5 million tonnes of ore per year, average annual metal production over the mine life is forecast to be 275,000 ounces of gold and 74 million pounds of copper contained in 140,000 tonnes of concentrate.

Run-of-mine ore is crushed to minus 300 millimetres by a primary gyratory crusher located adjacent to the open pit. Crushed ore is conveyed to a stockpile having a live capacity of 30,000 tonnes. Crushed ore is the reclaimed via two parallel apron feeder/conveyor systems to feed two parallel grinding circuits, each operating at a nominal rate of about 24,000 tonnes per day. Each grinding circuit consists of one semi-autogenous grinding mill and one ball mill in combination.

Rougher flotation consists of four parallel rows each with seven flotation cell circuits of rougher/scavenger/bulk cleaner flotation. Cleaner concentrates are pumped to a conventional concentrate thickener and then dried by two plate filter presses to reduce the moisture content in the final concentrate product to 7-8% by weight.

Mill tailings are pumped through two 7,500 metre long, 66 centimetre diameter lines to the tailings impoundment facility. Tailings dam construction is an ongoing project over the life of the mine.

The concentrate is trucked in bulk approximately 380 kilometres via gravel road to a rail spur at Mackenzie, British Columbia. Prior to February 19, 2002 concentrates were loaded onto covered gondola railcars and transported to the Port of Vancouver, where they are transferred to ocean-going vessels for shipment to Japan. Currently, concentrate is being transported via covered gondola cars to the Horne smelter in Rouyn Noranda, Quebec.

CONCENTRATE MARKETING

Kemess gold-copper concentrate, containing 20-30% copper and 50-150 grams per tonne gold, is an attractive feedstock for a large number of smelters in Canada, Asia and Europe. The terms under which the concentrate is processed vary annually depending on the supply and demand for concentrates in the world market. The price the Corporation receives for its concentrate is based on the value of the metals contained in each shipment less charges for treatment of the concentrate and refining of the contained metals.

In September 2001, the Corporation agreed to a two-year concentrate sales agreement with Noranda Inc. covering 100% of the gold-copper concentrate production from the Kemess South mine. The agreement became effective on February 15, 2002 following the expiry of the existing sales agreement with Glencore Ltd., a leading international commodities trading company.

ENVIRONMENTAL AND REGULATORY MATTERS

Mill tailings produced at the Kemess South mine are permanently stored in a fully permitted impoundment facility located in the South Kemess Creek valley seven kilometres from the mine and process plant. The tailings are contained by a zoned earth filled embankment dam constructed across the valley. The tailings impoundment has a design capacity for approximately 220 million tonnes of tailings, approximately 75 million tonnes in excess of the current mineable reserves. Tailings are discharged to the impoundment facility as a slurry, with the excess water decanted and returned to the mill circuit for reuse by a barge mounted pump system.

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The embankment dam is constructed with a central core of low permeability material, a graded filter/drain zone to protect the core and upstream and downstream shells of random fill including mine waste rock. The maximum height of the dam at completion will be approximately 145 meters above original ground and the ultimate crest length will be 1150 meters. The dam will be constructed annually in 13 stages; of which six are now complete.

Design engineering as well as quality assurance and quality control during construction of the tailings impoundment is performed by AMEC E&C Services Limited. Further, an independent review panel comprised of three industry consultants has been commissioned to advise the British Columbia Government's geotechnical staff in their review of the impoundment facility. The independent review panel meets annually to monitor the status of the facility.

The Kemess South mine operates under a number of permits relating to mining operations, the environment and road use. The Corporation is in compliance with all existing permits.

RECLAMATION

Minimum standards for mine reclamation have been established by federal and provincial governmental agencies. The Corporation has filed the required Mine Closure Plan with the British Columbia Government. At December 31, 2001, management's estimate of future reclamation and site closure costs was $11.3 million. This estimate was based on available information, preliminary closure plans and applicable regulations. The Corporation has provided $7.5 million in cash, which is held in trust with the British Columbia Government against these future environmental obligations.

LABOUR

There are approximately 400 employees at Kemess South. Operating employees work a two-week rotation of 12-hour shifts. Administrative staff works a four-day week with 10-hour shifts. Unionized employees are represented by the International Union of Operating Engineers (Local 115) under a two and one-half year collective agreement, which expired December 31, 2001. On April 22, 2002, the Corporation and the union reached tentative agreement for a new 3-year collective agreement that was being voted on by the membership at the time of writing.

ROYALTIES

Trilon holds a 1.62% royalty on production from Kemess South mine calculated as 1.62% of the payable metal value from ore production. The royalty is payable quarterly in arrears.

A net profits interest royalty agreement exists with the Government of British Columbia. No royalty payments are due until the cumulative cash flow from the Kemess South mine exceeds the sum of the mine's original capital cost, the cumulative notional interest expense on the initial capital and the cumulative sustaining capital cost. The Corporation does not anticipate that any payments will be required under this net profits interest royalty based on current operating and price forecasts.

3.2      TRENDS, RISKS AND UNCERTAINTIES

RECENT LOSSES

The Corporation incurred a net loss of approximately $10 million in 2001 and a net loss of approximately $23 million in 2000, following four consecutive years of profitability. The Corporation's profitability depends on the prices of gold and copper, gold and copper production, cash operating costs and the other factors discussed below.

SENSITIVITY TO METAL PRICES

The Corporation's earnings are directly related to the prices of gold and copper as its revenues are derived primarily from gold and copper mining. Gold and copper prices fluctuate widely and are affected by

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numerous factors beyond the Corporation's control, including global and regional demand and political and economic conditions, central bank sales, producer hedging activities, expectations of inflation, the relative exchange rate of the US dollar with other major currencies, and production costs in major gold and copper producing regions. The aggregate effect of these factors is impossible to predict with accuracy. Gold and copper prices are also affected by worldwide production levels. In addition, the prices of gold and copper have on occasion been subject to very rapid short-term changes because of speculative activities. Fluctuations in gold and copper prices may adversely affect the Corporation's financial performance or results of operations. If the Corporation's revenues from the sale of gold and copper fall below the Corporation's cost of production due to a fall in the price of gold and/or copper and prices remain at such levels for any sustained period, the Corporation may experience losses and may curtail or suspend some or all of its exploration, development and mining activities. Under the Corporation's Risk Management Policy, approved by its board of directors, the Corporation intends to make use of hedging strategies where appropriate. This is however, no assurance that the Corporation's hedging strategies will be successful or that fluctuations in the prices of gold or copper will not materially adversely affect the Corporation's financial performance and results of operations.

The volatility of gold prices is illustrated in the following table, which sets forth for the periods indicated the high, low and average afternoon fixing prices for gold on the London Bullion Market (the "London P.M. Fix").

                                  2001   2000   1999   1998   1997   1996
                                  ----   ----   ----   ----   ----   ----
High price ($ per ounce) .......   293    319    326    313    367    415
Low price ($ per ounce) ........   256    262    253    273    283    367
Average price ($ per ounce) ....   271    278    274    296    336    389

On December 31, 2001, the London P.M. Fix was $276.50 per ounce of gold.

The following table sets forth for the periods indicated the high, low and average prices on the London Metal Exchange for copper.

                                   2001   2000   1999   1998   1997   1996
                                   ----   ----   ----   ----   ----   ----
High price ($ per pound) .......   0.83   0.91   0.84   0.85   1.23   1.29
Low price ($ per pound) ........   0.60   0.73   0.61   0.65   0.77   0.83
Average price ($ per pound) ....   0.72   0.82   0.71   0.75   1.03   1.04

On December 31, 2001, the London Metal Exchange Grade A copper settlement price was $0.687 per pound.

Based on 2002, production estimates, the approximate sensitivities (excluding the impact of financial instruments) of the Corporation's after-tax earnings and cash flows to changes in metal prices from 2001 averages are as shown as follows:

                   CHANGE IN
                   US$ PRICE       EARNINGS IMPACT   CASH FLOW IMPACT
                   ---------       ---------------   ----------------
                                      (Millions)        (Millions)
Gold ........  $10.00 per ounce         $2.8              $2.8
Copper ......  $0.01 per pound          $0.8              $0.8

SENSITIVITY TO FOREIGN EXCHANGE RATES

The Corporation's operating results and cash flow are significantly affected by changes in the US/Canadian dollar exchange rate. Exchange rate movements can have a significant impact on all of the Corporation's costs. Based upon the Corporation's anticipated 2002 after-tax operating results, a one-cent change in the average annual US/Canadian dollar exchange rate would affect both net income and operating cash flow by approximately $1.1 million, respectively. To hedge its foreign exchange risk and minimize the impact of

NORTHGATE EXPLORATION LIMITED
exchange rate movements on operating results and cash flow, the Corporation has periodically used foreign currency options and forward foreign exchange contracts to purchase Canadian dollars. However, there can be no assurance that the Corporation's foreign exchange hedging strategies will be successful or that foreign exchange fluctuations will not materially adversely affect the Corporation's financial performance and results of operations.

SENSITIVITY TO INTEREST RATES

Fluctuations in interest rates can affect the Corporation's results of operations and cash flows. The Corporation's bank debt and cash balances are subject to variable interest rates. A change of 100 basis points in interest rates is estimated to have had approximately a $1.3 million after-tax impact on earnings and cash flow in 2002.

DEPENDENCE ON THE KEMESS SOUTH MINE

The Corporation's mining and milling operations at Kemess South accounted for all of the Corporation's metal production in 2001 and will account for all of the Corporation's future metal production unless additional projects are acquired and/or brought into production. Any adverse condition affecting mining or milling conditions at the Kemess South mine could be expected to have a material adverse effect on the Corporation's financial performance or results of operations until such time as the condition is remedied or the Corporation's other exploration and development properties are brought into production. In addition, the Corporation's principal development program is the development of Kemess North Project. This project involves further exploration; engineering and design work to enable the extraction of ore and may present new or different challenges for the Corporation. There can be no assurance that the Corporation's current exploration and development programs in the Kemess region will result in any new economically viable mining operations or yield new reserves to replace and expand current reserves.

SUFFICIENCY OF CASH FLOWS

The Corporation must generate sufficient cash flow to meet the Corporation's debt repayment schedule and to cover the potential exercise of retraction rights by holders of Preferred Shares. There can be no assurance that the Corporation can generate sufficient cash to meet these obligations. Without sufficient cash flows, the Corporation is dependent on the ongoing support of current lenders and its ability to raise additional debt or equity.

CASH COSTS OF GOLD PRODUCTION AT THE KEMESS SOUTH MINE

The Corporation's cash operating costs to produce an ounce of gold are dependent on a number of factors, including primarily the price and production level of copper, the revenue from which is offset against the cost of gold production, the treatment and refining charges for copper concentrate and the US dollar/Canadian dollar exchange rate. As these factors are beyond the Corporation's control, there can be no assurance that the Corporation will be able to achieve low cash cost gold production.

UNCERTAINTY OF ORE RESERVES AND MINERAL RESOURCE

Although the Corporation has carefully prepared the mineral reserves and resource figures included herein and believes that the methods of estimating mineral reserves and resource have been verified by mining experience and production history, such figures are estimates, and no assurance can be given that the indicated levels of recovery of gold and copper will be realized. The ore grade actually recovered by the Corporation may differ from the estimated grades of the reserves and mineral resource. Such figures have been determined based upon assumed gold and copper prices and operating costs. Market price fluctuations of gold and copper, as well as increased production costs or reduced recovery rates, may render reserves containing relatively lower grades of mineralization uneconomical to recover and may ultimately result in a restatement of resources. Short-term factors relating to the ore reserves, such as the need for orderly development of ore bodies or the processing of new or different grades may impair the profitability of a mine in any particular accounting period.

                                                        ANNUAL INFORMATION FORM

Mineral resources and inventory estimated for properties that have not commenced production are based, in most instances, on very limited and widely spaced drill hole information, which is not necessarily indicative of conditions between and around the drill holes. Accordingly, such estimates may require revision as more drilling information becomes available or as actual production experience is gained.

RESERVE ESTIMATES

The figures for proven and probable mineral reserves presented herein are estimates, and no assurance can be given that the anticipated tonnages and grades will be achieved or that the indicated level of recovery will be realized. The Corporation has estimated proven and probable mineral reserves based on a $325 per ounce gold price and a copper price of $0.95 per pound. The market prices of gold and copper have for more than three years traded, on average, below the price at which the Corporation estimates its reserves. Prolonged declines in the market price of gold and copper may render reserves containing relatively lower grades of gold and copper mineralization uneconomic to exploit and could reduce materially the Corporation's reserves. Should such reductions occur, the Corporation could be required to take a material write down of its investment in mining properties or delay or discontinue production or the development of new projects, resulting in increased net losses and reduced cash flow.

MINING RISKS AND INSURANCE

The business of mining is generally subject to certain types of risks and hazards, including environmental hazards, industrial accidents, unusual or unexpected rock formations, and changes in the regulatory environment, cave-ins and flooding. Such occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability. The Corporation carries insurance to protect itself against certain risks of mining and processing in amounts that it considers to be adequate but which may not provide adequate coverage in certain unforeseen circumstance. However, the Corporation may become subject to liability for pollution, cave-ins, or other hazards against which it cannot insure or against which it may elect not to insure because of high premium costs or other reasons or the Corporation may become subject to liabilities, which exceed policy limits. In such case, the Corporation may be required to incur significant costs that could have a material adverse effect upon its financial performance and results of operations.

INCOME TAX

The Corporation does not currently pay cash taxes and does not anticipate doing so during the reserve life of the Kemess South mine at forecast commodity prices. It is possible that the Corporation may become cash taxable at some point in the future if commodity prices change or if Kemess North is brought into production. For more information on income taxes see note 14 on page 23 of the Corporation's 2001 Annual Report, which is incorporated herein by reference.

COST OF EXPLORATION AND DEVELOPMENT PROGRAMS

The Corporation's profitability is significantly affected by the costs and results of its exploration and development programs. As mines have limited lives based on proven reserves, the Corporation actively seeks to replace and expand its reserves, primarily through exploration and development and, from time to time, through strategic acquisitions. Exploration for minerals is highly speculative in nature, involves many risks and frequently is unsuccessful. Among the many uncertainties inherent in any gold exploration and development program are the location of economic ore bodies, the development of appropriate metallurgical processes, the receipt of necessary governmental permits and the construction of mining and processing facilities. In addition, substantial expenditures are required to pursue such exploration and development activities. Assuming discovery of an economic ore body, depending on the type of mining operation involved, several years may elapse from the initial phases of drilling until commercial operations are commenced and during such time the economic feasibility of production may change. Accordingly, there can be no assurance that the Corporation's current exploration and development programs will result

NORTHGATE EXPLORATION LIMITED
in any new economically viable mining operations or yield new reserves to replace and expand current reserves.

LAWS AND REGULATIONS

The Corporation's mining operations and exploration activities are subject to extensive Canadian federal and provincial regulations governing prospecting, development, production, exports, taxes, labour standards, occupational health and safety, water disposal, toxic substances, environmental protection, mine safety and other matters. Compliance with such laws and regulations increases the costs of planning, designing, drilling, developing, construction, operating and closing mines and other facilities. The Corporation believes that it is in substantial compliance with all current laws and regulations. However, such laws and regulations are subject to constant change. Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation or interpretation thereof could have a material adverse impact on the Corporation, cause a reduction in levels of production and delay or prevent the development of new mining properties.

Under mine closure plans submitted to the British Columbia government in 1996, the estimated current reclamation costs for the Kemess South mine are approximately $11.3 million of which $7.5 million in cash is held in trust by the British Columbia government against these obligations. These reclamation plans are subject to approval by the British Columbia government and there can be no assurance that the British Columbia government will not impose additional reclamation obligations with attendant higher costs. In addition, the British Columbia government may require that the Corporation provide financial assurances to support such plans. At December 31, 2001, the Corporation had provided for a total reclamation liability of $10 million.

COMPETITION AND SCARCITY OF MINERAL LANDS

Many companies and individuals are engaged in the mining business, including large, established mining companies with substantial capabilities and long earnings records. There is a limited supply of desirable mineral lands available for claim staking, lease or other acquisition in the areas where the Corporation contemplates conducting exploration activities. The Corporation may be at a competitive disadvantage in acquiring mining properties, as it must compete with these individuals and companies, many of which have greater financial resources and larger technical staffs than the Corporation. Accordingly, there can be no assurance that the Corporation will be able to compete successfully for new mining properties.

4.0      LEGAL PROCEEDINGS

In 1996, Golden Hill Ventures Ltd. filed an action against Kemess Mines Inc., a subsidiary of Royal Oak Mines Inc., in the Supreme Court of British Columbia claiming a declaration that the builders lien of Cdn$6.0 million placed on the Kemess mineral claims was a first charge lien, as well as Cdn$7.6 million in contractual claims and damages arising from its performance of contract work, notably preparation of the airstrip, airstrip access road, mill site and runoff pond, mill site access road and the main camp. Kemess Mines Ltd. was added as a party in August 2000 as the owner of the mineral claims over which the builder's lien was registered. The order regarding priority of the lien was sought against Kemess Mines Ltd. and the amount claimed in contractual claims and damages was claimed against Kemess Mines Inc. The action was tried from April 2000 to June 2001. Judgment was reserved, and a ruling is expected sometime before the third quarter of 2002.

5.0      NATURE OF TRADING MARKET

The Corporation's common shares are listed for trading on the Toronto Stock Exchange under the symbol NGX. On September 23, 1999, the Corporation's common shares were de-listed from trading on the New York Stock Exchange.

As of March 31, 2002, the Corporation had 17,857,135 common share purchase warrants outstanding. Each warrant permits the holder to purchase one common share of the Corporation at Cdn$3.00. These warrants began trading on the Toronto Stock Exchange under the symbol NGX.RT on April 2, 2002.

                                                        ANNUAL INFORMATION FORM

6.0      SELECTED CONSOLIDATED FINANCIAL INFORMATION

A five-year comparative summary of selected financial information appears below.

(thousands of US dollars, except for share data)      2001            2000            1999            1998            1997
------------------------------------------------------------------------------------------------------------------------------
Revenue                                           $     98,363    $         --    $         --    $         --    $         --
Cost of operations                                      71,579              --              --              --              --
Administrative and general costs                         2,131           1,290             634             680             793
------------------------------------------------------------------------------------------------------------------------------
Earnings before interest, taxes and depletion           24,653          (1,290)           (634)           (680)           (793)
------------------------------------------------------------------------------------------------------------------------------
Other expenses:
  Depreciation and depletion                            24,152              --              --              --              --
  Net interest                                           9,341          15,438          (3,166)         (2,661)         (1,073)
  Exploration                                              840              34              71              --              --
  Currency translation losses                              163           6,228             415             916              --
  Mining and capital taxes                               1,340              --              --              --              --
  Gain on sale of subsidiary                            (1,151)             --              --              --              --
  Non-controlling interest                                (120)             --              --              --              --
------------------------------------------------------------------------------------------------------------------------------
                                                        34,565          21,700          (2,680)         (1,744)         (1,073)
------------------------------------------------------------------------------------------------------------------------------
Income (loss) before taxes                              (9,912)        (22,990)          2,046           1,064             280
Income taxes                                                --              --              --              --              --
------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                 $     (9,912)   $    (22,990)   $      2,046    $      1,064    $        280
==============================================================================================================================

Earnings (loss) per share - fully diluted         $      (0.58)   $      (0.76)   $       0.07    $       0.03    $       0.01
Number of shares used in computing earnings
   (loss) per share (weighted average)              30,251,156      30,248,246      30,245,336      30,245,336      30,245,336
==============================================================================================================================

YEAR-END FINANCIAL HIGHLIGHTS

                                                      2001            2000            1999           1998           1997
----------------------------------------------------------------------------------------------------------------------------
Working capital (deficiency)                      $    (20,351)   $    (18,154)   $     24,469   $      1,422   $     15,525
Investments and other assets                            10,329          12,929           2,115         38,095          2,693
Mineral property, plant and equipment                  205,271         214,267              --             --             --
Total assets                                           236,183         250,375          46,930         47,343         18,725
Total invested capital                                 185,201         195,540          26,584         39,517         18,218
Long-term debts                                        103,162         103,867           5,352         20,209             --
Shareholders' equity and capital securities             68,051          73,280          21,232         19,308         18,218
Shares outstanding                                  30,251,156      30,251,156      30,245,336     30,245,336     30,245,336
Share price - high/low (during year in Cdn$)         1.43/0.71       1.15/0.60       1.29/0.52      1.15/0.60      1.30/0.86
==============================================================================================================================

Note: Certain of the figures have been reclassified to conform with the financial statement presentation adopted in 2001.

SELECTED QUARTERLY FINANCIAL DATA
(Expressed in thousands of US dollars, except for share data)

                                                    2001                                         2000
                                --------------------------------------------------------------------------------------
                                 DEC 31      SEPT 30      JUNE 30    MAR 31    DEC 31    SEPT 30   JUNE 30     MAR 31
----------------------------------------------------------------------------------------------------------------------
Revenue, investment and
  other income                  $21,915      $24,245      $24,471   $27,732   $    --    $    --   $    --    $    --
Net income (loss)                (7,751)      (2,511)        (660)    1,010    (8,831)    (6,353)   (5,983)    (1,823)
Earnings (loss) per share         (0.31)       (0.14)       (0.09)    (0.04)    (0.29)     (0.21)    (0.20)     (0.06)
=====================================================================================================================

The selected consolidated financial information should be read together with the 2001 consolidated financial statements and notes on pages 15 to 23 of the Corporation's 2001 Annual Report, which is incorporated herein by reference.

7.0      DIVIDENDS

The Corporation's policy is generally not to pay dividends but to retain earnings to finance growth opportunities. No dividend has been paid since 1988.

NORTHGATE EXPLORATION LIMITED

8.0 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Information relating to this item appears on pages 12 through 14 of the Corporation's 2001 Annual Report, which is incorporated herein by reference.

9.0      QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Information relating to this item appears in Note 17 on page 23 of the Corporation's 2001 Annual Report, which is incorporated herein by reference.

10.0     DIRECTORS AND OFFICERS

The names and municipalities of residence of the directors and officers of the Corporation, positions held by them with the Corporation, their principal occupations for the last five years and shareholdings in the Corporation as at December 31, 2001 are set out on the following page.

                                        YEAR OF                     NUMBER OF
Name, Municipality of Residence      APPOINTMENT AS    EXPIRY OF     COMMON
        and Office Held             DIRECTOR/OFFICER     OFFICE    SHARES HELD       PRINCIPAL OCCUPATION OR EMPLOYMENT (1)
-------------------------------------------------------------------------------------------------------------------------------
G. Warren Armstrong (2)                   1982          May 16,        100       President and Director of Coniagas Resources
Toronto, Ontario                      (1958-1972)        2002                    Ltd., (mining company)
Director

Patrick D. Downey                         1993          May 16,       2,500      Retired Executive
Freeport, Bahamas                                        2002
Director

J. Peter Gordon (3)                    2001/1999        May 16,        Nil       Managing Partner, Trilon Financial
Toronto, Ontario                                         2002                    Corporation (financial services company).
Director                                                                         Formerly Chief Financial Officer of the
                                                                                 Corporation and Chief Financial Officer of
                                                                                 Westmin Resources Limited.

Terrence A. Lyons(3)(4)                   1993          May 16,        Nil       Chairman of the Corporation; President and
Vancouver, British Columbia                              2002                    Managing Partner, B.C. Pacific Capital
Chairman of the Board                                                            Corporation, (investment company)
and Director

Sam J. B. Pollock (2)                     2001          May 16,        Nil       Managing Partner, Trilon Financial
Oakville, Ontario                                        2002                    Corporation (financial services company)
Director

Kenneth G. Stowe                       2001/1999        May 16,        Nil       President and Chief Executive Officer of the
Oakville, Ontario                                        2002                    Corporation. Formerly Senior Vice-President,
President & Chief Executive                                                      Mining Operations of Boliden Limited and
Officer, Director                                                                prior to that, Vice-President, Operations and
                                                                                 Environment for Westmin Resources Limited.

Jon A. Douglas                            2001          May 16,        Nil       Senior Vice-President & Chief Financial
Toronto, Ontario                                         2002                    Officer of the Corporation. Formerly Director,
Senior Vice-President &                                                          Corporate Development of Noranda Inc.
Chief Financial Officer

Bruce M. McKay                            2000          May 16,        Nil       Partner in the law firm Fraser Milner Casgrain
Vancouver, British Columbia                              2002                    LLP
Corporate Secretary

Maurice Ethier                            1999          May 16,        Nil       General Manager of Kemess Mines Ltd.
Smithers, British Columbia                               2002                    Formerly General Manager of Mines Gaspe
General Manager                                                                  Division of Noranda Inc.
-------------------------------------------------------------------------------------------------------------------------------

Notes:

(1) The information as to principal occupation, business or employment and shares beneficially owned or controlled is not within the knowledge of management of the Corporation and has been furnished by the respective nominees.

(2)      Member of the Audit Committee.

(3)      Member of the Compensation and Corporate Governance Committee.

(4) Terrence A. Lyons is the President of B.C. Pacific Capital Corporation, a company that owned, directly or indirectly, or exercised control or direction over, 22,937,421 common shares of the Corporation as at March 31, 2002.

18                                                       ANNUAL INFORMATION FROM

As at December 31, 2001, the directors and executive officers as a group owned or exercised control over a total of 2,600 common shares, which is equal to less than 1% of the total outstanding common equity of the Corporation on such date.

11.0     ADDITIONAL INFORMATION

Additional information, including directors' and officers' remuneration and indebtedness, principal holders of the Corporation's securities, options to purchase securities and the interests of insiders in material transactions is contained in the Corporation's Information Circular for the 2001 Annual General Meeting, Annual Report and comparative financial statements. A copy of these documents and this Annual Information form, may be obtained by contacting the Corporation at Suite 2050, 1055 West Georgia Street, P.O. Box 11179, Royal Centre, Vancouver, British Columbia, V6E 3R5 - Telephone: 604- 669-3141,
Facsimile: 604-687-3419, e-mail: ngx@bcpacific.com.

NORTHGATE EXPLORATION LIMITED

                                                                              19